EXHIBIT 10.1

UROPLASTY, INC.
EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement") is made and entered into effective the 25th day of July, 2013, between Uroplasty, Inc., a Minnesota corporation, located at 5420 Feltl Road, Minnetonka, Minnesota, 55343 (hereinafter referred to as the "Company") and Brett Reynolds, who resides at 3809 New Brighton Road, Arden Hills, MN 55112 (hereinafter referred to as "Employee").

WHEREAS, Uroplasty is a medical device company that develops, manufactures and markets innovative, proprietary products for the treatment of voiding dysfunctions; and

WHEREAS, the Company and the Employee desire to set forth in this Agreement the terms under which Employee will serve as Chief Financial Officer of the Company.

NOW, THEREFORE, the parties agree as follows.

1.            EMPLOYMENT. The Company hereby employs Employee as the Senior Vice President & Chief Financial Officer of the Company and Employee accepts such employment and agrees to serve the Company with undivided loyalty and to the best of his ability promote the interests and business of the Company and to devote his full business time, energy and skill to such employment.

2.            DUTIES AND POWERS.

(a)             Employee shall report to the President and Chief Executive Officer of the Company.

(b)             Employee shall perform such duties as a Chief Financial Officer would customarily perform and such other duties as may be assigned to him from time to time by the President and Chief Executive Officer.

3.            TERM. The term of this Agreement shall commence on August 12, 2013 (the "Start Date") and shall continue indefinitely, until such time, if any, that this Agreement is terminated pursuant to Section 10 herein.

4.            BASE SALARY. The Company shall pay to Employee a base salary of Two Hundred Forty Thousand Dollars ($240,000) per year, which shall be paid in installments at least twice per month, and such amount shall be adjusted at least on an annual basis pursuant to the mutual agreement of the Company and Employee.

5.            BONUS. Employee shall be entitled to participate in the annual cash incentive program established by the Board of Directors, starting with the year ending March 31, 2014. For the year ending March 31, 2014, such bonus program shall include provisions allowing Employee to achieve a bonus equal to 40% of the salary paid to Employee for such fiscal year if performance is achieved at the target performance established for such plan, pro-rated for days of service in Fiscal Year 2014 ((232/365 X $240,000) X .40 or $61,019.18 at target performance).

6.          OPTIONS AND RESTRICTED STOCK. Effective upon the Start Date, Employee shall be granted (a) an option to purchase 100,000 shares of the Company's common stock (the "Option"), and (b) 50,000 shares of restricted stock (the "Restricted Stock"). The Option shall have an exercise price equal to the last sale price of such Common Stock as quoted on the Nasdaq on the Start Date, shall have a term of seven years, shall not be exercisable on the date of grant, but shall become exercisable with respect to a cumulative 33,333 shares on the first, second and third anniversaries of the Start Date (provided that the Employee remains an employee of the Company on such dates), and shall have other provisions, including provisions relating to the acceleration of vesting in the event of a Change of Control, as are contained in the Company's 2006 Amended Stock and Incentive Plan and form stock option agreement. The Restricted Stock shall be subject to a risk of forfeiture back to the Company in the event the Employee's employment with the Company is terminated, for any reason, which risk of forfeiture shall lapse (the Restricted Stock shall vest) with respect to a cumulative one-third of the shares on the first, second and third anniversary of the Start Date, but shall also lapse in the event of a Change of Control, as set forth in the Company's 2006 Amended Stock and Incentive Plan and form restricted stock agreement.

7.          FRINGE BENEFITS. During the term of Employee's employment with the Company, the Company shall provide to Employee the right to participate in all fringe benefits and perquisite and benefits programs as are made available to employees or executives of the Company from time to time, including, without limitation, health-care coverage provided by the Company or a third party under contract with the Company, and four weeks per year paid vacation.

8.          REIMBURSEMENT OF BUSINESS EXPENSES. The Company shall reimburse Employee for the reasonable and necessary expenses incurred in connection with the performance of him duties in accordance with the policies and procedures of the Company governing such expenses, upon presentation of appropriate vouchers for said expenses.

9.          CONFIDENTIALITY AGREEMENT. Employee confirms that he executed that certain Employee Confidentiality, Inventions, Non-Solicitation and Non-Compete Agreement dated as of the same date as this Agreement (the "Confidentiality Agreement"), and that such Confidentiality Agreement is, and shall remain effective.

10.          TERMINATION. Employee's employment with the Company may be terminated by the Company or Employee, with or without Cause, upon thirty (30) days' written notice to the other party. Such employment may also be terminated immediately by the Company by written notice to Employee for the following events which would constitute "Cause": (a) Employee is convicted of a felony,(b) Employee has committed any theft or fraudulent act or has acted dishonestly with respect to any business of the Company, (c) Employee has breached any agreement made between Employee and the Company, including, without limitation, the Confidentiality Agreement. In no event shall termination for Cause be based solely on Employee's employment performance.

11.          SEVERANCE PAYMENT.

(a)             Subject to the provisions of this Section 11, including subsections (c), (d), (e) and (f) of this Section 11, if Employee's employment under this Agreement is terminated:

(i)	by the Company or its successors or assigns without Cause at any time other than during the two years following a Change of Control, the Company, or such successors or assigns, shall pay to Employee an amount equal to twelve times his monthly base salary;

(ii)	by the Company, its successors or assigns, without Cause, or by the Employee for Good Reason, within the two years following a Change of Control, the Company, or such successors or assigns, shall pay to Employee an amount equal to twelve times his monthly base salary plus Employee's targeted bonus.

(b)             For purposes of this Section 11:

(i)	"Change in Control" shall have the meaning set forth in Section 12(i) of the Company's 2006 Amended Stock and Incentive Plan.

(ii)	"Good Reason" shall mean:

(A)	the Company's imposition of material and adverse changes, without the Employee's consent, in the Employee's principal duties, responsibilities, status, reporting relationship, title or authority, or the Company's assignment of duties inconsistent with the Employee's position;

(B)	a material reduction in the Employee's annual base salary or target annual incentive compensation opportunity;

(C)	the Company moving its principal executive offices more than 50 miles from its current location without the Employee's consent; or

(D)	the Company's material breach of this Agreement; and

in the case of each of (iii)(A)— (D), such condition remains uncured by the Company after receipt of thirty (30) days prior written notice of the existence of such condition.

(c)              Severance payments under this Section 11 shall be made monthly after termination until the full amount of severance has been paid; provided, however, that if the Company determines in its discretion that the Employee is a "specified employee" (as defined in Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the "Code")) as of the date of termination and that Section 409A of the Code applies with respect to a payment to Employee pursuant to this Section 11, the severance payments will commence on the six-month anniversary of the date of termination (or the date of Employee's death, if earlier). The Company reserves the right to revise the timing of any payments hereunder in order to comply with Section 409A of the Code.

(d)            The Company shall have no obligation to make any payment under this Section 11 if the Employee is in material breach of this Agreement or the Confidentiality Agreement.

(e)            Notwithstanding anything contained in this Agreement to the contrary, to the extent that the payments and benefits provided under this Agreement and benefits provided to, or for the benefit of, the Employee under any other Company plan or agreement (such payments or benefits are collectively referred to as the "Payments") would be subject to the excise tax (the "Excise Tax") imposed under Section 4999 of the Code, the Payments shall be reduced (but not below zero) if and to the extent necessary so that no Payment to be made or benefit to be provided to Employee shall be subject to the Excise Tax (such reduced amount is hereinafter referred to as the "Limited Payment Amount"). Unless the Employee shall have given prior written notice specifying a different order to the Company to effectuate the foregoing, the Company shall reduce or eliminate the Payments, by first reducing or eliminating the portion of the Payments which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as hereinafter defined). Any notice given by Employee pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Employee's rights and entitlements to any benefits or compensation.

(0            As a condition to receiving the severance payments provided in this Section 11, the Company may require the Employee to execute a full release and waiver of all claims against the Company (excluding claims for amounts required under this Agreement to be paid upon severance and any then existing indemnification obligations to Employee) in a form reasonably acceptable to the Company. If the Company requires such a release, the Company will further delay the commencement of severance payments until the period of rescission for the release has lapsed.

12.        RESTRICTIVE COVENANTS; NON-COMPETITION; NON-SOLICITATION. The restrictive covenants in this Section 12 apply during Employee's employment and for 12 months following termination of employment for any reason. Employee agrees that he will not, without the Company's prior written consent, directly or indirectly, for himself or for any other person or entity, as agent, employee, officer, director, consultant, owner, principal, partner or shareholder, or in any other individual or representative capacity, engage in any of the following activities:

(a)            Competition: Employee shall not, and shall not permit any of his affiliates to, directly or indirectly, (i) engage in or assist others in engaging in or competing with the Company in its development, manufacturing, licensing, marketing or distribution of products or services for the treatment of urinary or fecal voiding dysfunctions anywhere in the world (the "Business"); (ii) have an interest in any entity that engages directly or indirectly in the Company's Business in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company and customers or suppliers of the Company. Notwithstanding the foregoing, the Employee may own, directly or indirectly, solely as an investment, securities of any entity traded on any national securities exchange and does not, directly or indirectly, own 5% or more of any class of securities of such entity.

(b)            Employee Solicitation: Employee will not raid, recruit or solicit any Company employee or consultant to leave the Company to join a competitor.

(c)            Interference: Employee will not induce or influence any Company employee, consultant, or provider to terminate his, her or its employment or other relationship with the Company.

The parties acknowledge and agree that Employee's covenants set forth in this Section 12 form a material part of the inducement to the Company's willingness to enter into this Agreement and that the provisions of this Section 12 are necessary to protect the interests and goodwill of the Company. Employee specifically recognizes that any breach of the provisions of this Section 12 will cause irreparable harm and damage to the Company which cannot be adequately compensated for by a monetary award and actual damages will be difficult to ascertain. Accordingly, Employee agrees that in the event of any such breach, the Company shall be entitled to injunctive relief in addition to such other legal and equitable remedies that may be available. The parties also acknowledge that in the event that any covenant contained in this Section 12 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law.

13.        SEVERABILITY. If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, invalid or unenforceable, such provision shall be construed and enforced as if it had been more narrowly drawn so as not to be illegal, invalid or unenforceable, and such illegality, invalidity or unenforceability shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

14.        ATTORNEYS' FEES AND COSTS. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which he or it may be entitled.

15.        WAIVER OF BREACH. Any waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

16.          AMENDMENT. This Agreement may be amended only in writing, signed by both parties.

17.          ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties with regard to all matters contained herein. Other than those agreements referred to in this Agreement, there are no other agreements, conditions or representations, oral or written, expressed or implied, with regard thereto. This Agreement supersedes all prior agreements, if any, relating to the employment of Employee by the Company.

18.          BINDING EFFECT. This Agreement is and shall be binding upon the heirs, personal representatives, legal representatives, successors and assigns of the parties hereto; provided, however, Employee may not assign this Agreement.

19.          NO THIRD PARTY BENEFICIARIES. Nothing herein expressed or implied is intended or shall be construed as conferring upon or giving to any person, firm or corporation other than the parties hereto any rights or benefits under or by reason of this Agreement.

20.          NOTICES. Any notice to be given under this Agreement by either Employee or the Company shall be in writing and shall be effective upon personal delivery, or delivery by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the party at the address set forth at the beginning of this Agreement, but each party may change its or him address by written notice in accordance with this paragraph. Notice delivered personally shall be deemed given as of actual receipt and mailed notices shall be deemed given as of three business days after mailing.

21.          COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same agreement.

22.          GOVERNING LAW. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Minnesota, without giving effect to conflict of law principles contained therein. The venue for any action hereunder shall be in the State of Minnesota, whether or not such venue is or subsequently becomes inconvenient, and the parties consent to the jurisdiction of the courts of the State of Minnesota, County of Hennepin, and the U.S. District Court, District of Minnesota.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above:

UROPLASTY, INC.		EMPLOYEE:

By:	/s/ ROBERT C. KILL	By:	/s/ Brett Reynolds
	Robert C. Kill, CEO and President		Brett Reynolds